EXHIBIT 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES APPOINTMENT OF

CHRISTOPHER D. MAHER

AS PRESIDENT AND CHIEF OPERATING OFFICER

TOMS RIVER, NEW JERSEY, February 27, 2013…OceanFirst Financial Corp. (NASDAQ:“OCFC”), the holding company for OceanFirst Bank (the “Bank”), today announced the appointment of Christopher D. Maher as President and Chief Operating Officer of the Company and the Bank effective March 25, 2013.

John R. Garbarino, Chairman and Chief Executive Officer of OceanFirst Financial Corp. and OceanFirst Bank, said, “We are pleased to successfully conclude the regional executive search initiated in August, 2012 and welcome Chris to the leadership team at OceanFirst. As President and COO, Chris fills a critical role in our succession planning as an experienced banker who believes in community banking and is committed to our mission of building value for our shareholders.”

Mr. Maher joins OceanFirst with 25 years of experience in financial services and related industries, most recently as President and Chief Executive Officer of Patriot National Bancorp and Patriot National Bank, Stamford, CT. Prior to that, Mr. Maher was Executive Vice President and Chief Retail Officer at The Dime Savings Bank of Williamsburgh and its holding company, Dime Community Bancshares, Inc.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-four branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available by visiting www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of probability or confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.